Exhibit 23.1.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 7, 2002, except as to Notes 1A and 14, which are as of August 22, 2002, relating to the consolidated financial statements and financial statement schedule of Orbital Sciences Corporation and our report dated March 6, 2002 relating to the financial statements of Orbital Imaging Corporation (“Orbimage”) (which contains an explanatory paragraph relating to Orbimage’s ability to continue as a going concern as described in Note 1 to Orbimage’s financial statements), which appears in the Orbital Sciences Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2001. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

McLean, Virginia
December 20, 2002